UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2014

GENUFOOD ENERGY ENZYMES CORP.

(Exact name of registrant as specified in charter)

Nevada	333-171784	68-0681158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 South Figueroa Street, Suite 4050 Los Angeles, California	90017
(Address of principal executive offices)	(Zip Code)

(213) 330-4300

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On November 10, 2014, the Board of Directors of Genufood Energy Enzymes Corp. (the “Company”) received the resignation of Pei Wei Jiang, the Company’s Principal Accounting Officer.  Ms. Jiang’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On November 10, 2014, the Board of Directors of the Company appointed Chee Keong Lee as its new Principal Accounting Officer.  Mr. Lee is a Fellow Member of the Association of Chartered Certified Accountants, UK since 2004.  He was also a Member of the Malaysian Institute of Accountants since 2000 and a Member of the Malaysian Association of Certified Public Accountants in 2001.  In 2008, he became a Member of the Chartered Accountants of Singapore.  From September 2013 to April 2014, Mr. Lee worked as Group Financial Controller for Allied Technologies Limited, a private company.  During May 2013 Mr. Lee worked as Finance Manager, Xpress Holding Ltd. a private company.  From November, 2010 to March, 2013 Mr. Lee worked as Finance Manager, SIIC Environment Holdings Ltd., a private company.  From September 2009 to September, 2010, Mr. Lee worked as Group Accountant, Powermatic Data Systems Ltd., a private company.  During any times not accounted for above, Mr. Lee was unemployed.

Mr. Lee will serve as our officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Lee and any other person pursuant to which he was selected as an officer.  There are no family relationship between Mr. Lee and any of our officers or directors.  Mr. Lee has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENUFOOD ENERGY ENZYMES CORP.

Date: November 12, 2014	By:	/s/ Yi Lung Lin
Yi Lung Lin, Director